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                                                                      EXHIBIT 21

Peerless' Wholly Owned Subsidiaries

Netreon, Inc., a California corporation

Peerless Systems Imaging Products, Inc., a Washington corporation

Peerless KK, a Japanese corporation

Peerless Systems Foreign Sales Corporation (Barbados)